Exhibit 99.1

August 18, 2021
For 6:00 am ET Release

LOWE’S REPORTS SECOND QUARTER 2021 SALES AND EARNINGS RESULTS
— Consolidated Comparable Sales Decreased 1.6%; U.S. Comparable Sales Decreased 2.2% —
— Represents U.S. Comparable Sales Increase on a Two-Year Basis of 32.0% —
— Second Quarter Diluted EPS of $4.25 —
— Raises Fiscal 2021 Financial Outlook —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $3.0 billion and diluted earnings per share (EPS) of $4.25 for the quarter ended July 30, 2021 compared to net earnings of $2.8 billion and diluted EPS of $3.74 in the second quarter of 2020. Excluding charges in the prior-year period related to the strategic review of certain operations, second quarter diluted EPS of $4.25 increased 13% from adjusted diluted EPS of $3.75 in the second quarter of 20201.

Total sales for the second quarter were $27.6 billion compared to $27.3 billion in the second quarter of 2020, and comparable sales decreased 1.6%. Comparable sales for the U.S. home improvement business decreased 2.2% for the second quarter.

For the sixth consecutive quarter, 100% of Lowe’s stores earned a Winning Together profit-sharing bonus, resulting in an expected total payout of $91 million to front-line hourly associates. This payment is $20 million above the target level.

“Our strong results this quarter demonstrate that our Total Home strategy is working, with U.S. sales comps up 32% on a two-year basis. In the quarter, we drove 21% growth in Pro, 10% growth in Installation Services and strong comps across Décor product categories. On Lowes.com, sales grew 7% on top of 135% growth last year. We also delivered significant operating margin expansion through our disciplined focus on driving productivity across the company,” commented Marvin R. Ellison, Lowe’s chairman, president and CEO. “I would like to thank our front-line associates for their continued dedication to serving our customers and supporting safety in our stores. Looking forward, I am confident in the positive outlook for our industry, and our ability to drive operating margin expansion and market share gains.”

Capital Allocation
The Company continues to leverage its disciplined capital allocation program to deliver long-term, sustainable shareholder value. During the quarter, the Company repurchased 16.4 million shares for $3.1 billion and paid $430 million in dividends.

As of July 30, 2021, Lowe’s operated 1,973 home improvement and hardware stores in the United States and Canada representing 208 million square feet of retail selling space, and it serviced approximately 230 dealer-owned stores.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook
The Company delivered very strong financial results in the first half of 2021, with strong sales trends continuing into August. While the business environment remains uncertain, the Company is raising its outlook for the operating results of Full Year Fiscal 2021.

Full Year 2021 Financial Outlook (comparisons to full year 2020)
•Revenue of approximately $92 billion, representing approximately 30% comparable sales growth on a two-year basis.
•Gross margin rate up slightly, compared to prior year.
•Operating income as a percentage of sales (operating margin) of 12.2%.
•Share repurchase of a minimum of $9 billion.

For Fiscal 2021, the Company expects capital expenditures of approximately $2 billion.

A conference call to discuss second quarter 2021 operating results is scheduled for today, Wednesday, August 18, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Second Quarter 2021 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 20 million customers a week in the United States and Canada. With fiscal year 2020 sales of nearly $90 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, trade policy changes or additional tariffs, outbreaks of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Jackie Pardini Hartzell
	704-775-3856	704-758-4317
	kate.pearlman@lowes.com	jaclyn.pardini@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings/Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	July 30, 2021		July 31, 2020		July 30, 2021		July 31, 2020
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$27,570	100.00	$27,302	100.00	$51,993	100.00	$46,977	100.00
Cost of sales	18,258	66.22	17,998	65.92	34,551	66.45	31,161	66.33
Gross margin	9,312	33.78	9,304	34.08	17,442	33.55	15,816	33.67
Expenses:
Selling, general and administrative	4,693	17.02	5,020	18.39	9,187	17.67	9,215	19.62
Depreciation and amortization	409	1.49	327	1.20	800	1.54	653	1.39
Operating income	4,210	15.27	3,957	14.49	7,455	14.34	5,948	12.66
Interest – net	216	0.78	219	0.80	427	0.82	423	0.90
Pre-tax earnings	3,994	14.49	3,738	13.69	7,028	13.52	5,525	11.76
Income tax provision	976	3.54	910	3.33	1,688	3.25	1,360	2.89
Net earnings	$3,018	10.95	$2,828	10.36	$5,340	10.27	$4,165	8.87

Weighted average common shares outstanding – basic	705		752		711		754
Basic earnings per common share (1)	$4.27		$3.74		$7.48		$5.50
Weighted average common shares outstanding – diluted	707		753		713		755
Diluted earnings per common share (1)	$4.25		$3.74		$7.46		$5.50
Cash dividends per share	$0.80		$0.55		$1.40		$1.10

Retained Earnings/(Accumulated Deficit)
Balance at beginning of period	$98		$1,722		$1,117		$1,727
Net earnings	3,018		2,828		5,340		4,165
Cash dividends declared	(563)		(416)		(993)		(831)
Share repurchases	(3,013)		—		(5,924)		(927)
Balance at end of period	$(460)		$4,134		$(460)		$4,134

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $3,007 million for the three months ended July 30, 2021, and $2,816 million for the three months ended July 31, 2020. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $5,318 million for the six months ended July 30, 2021, and $4,149 million for the six months ended July 31, 2020.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	July 30, 2021		July 31, 2020		July 30, 2021		July 31, 2020
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$3,018	10.95	$2,828	10.36	$5,340	10.27	$4,165	8.87
Foreign currency translation adjustments – net of tax	(44)	(0.17)	114	0.41	58	0.11	(45)	(0.10)
Cash flow hedges – net of tax	(9)	(0.03)	(5)	(0.02)	15	0.03	(108)	(0.23)
Other	(1)	—	(1)	—	(2)	—	4	0.01
Other comprehensive (loss)/income	(54)	(0.20)	108	0.39	71	0.14	(149)	(0.32)
Comprehensive income	$2,964	10.75	$2,936	10.75	$5,411	10.41	$4,016	8.55

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	July 30, 2021	July 31, 2020	January 29, 2021
Assets
Current assets:
Cash and cash equivalents	$4,835	$11,641	$4,690
Short-term investments	1,420	1,085	506
Merchandise inventory – net	17,322	13,831	16,193
Other current assets	1,506	1,160	937
Total current assets	25,083	27,717	22,326
Property, less accumulated depreciation (1)	19,031	18,734	19,155
Operating lease right-of-use assets	3,820	3,798	3,832
Long-term investments	225	326	200
Deferred income taxes – net	221	267	340
Other assets (1)	1,024	921	882
Total assets	$49,404	$51,763	$46,735

Liabilities and shareholders' (deficit)/equity
Current liabilities:
Short-term borrowings	$1,000	$1,000	$—
Current maturities of long-term debt	1,344	609	1,112
Current operating lease liabilities	557	520	541
Accounts payable	12,011	12,916	10,884
Accrued compensation and employee benefits	1,331	1,139	1,350
Deferred revenue	2,041	1,715	1,608
Other current liabilities	3,380	3,471	3,235
Total current liabilities	21,664	21,370	18,730
Long-term debt, excluding current maturities	21,967	20,197	20,668
Noncurrent operating lease liabilities	3,841	3,859	3,890
Deferred revenue – extended protection plans	1,097	981	1,019
Other liabilities	1,010	1,000	991
Total liabilities	49,579	47,407	45,298

Shareholders' (deficit)/equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 699 million, 756 million, and 731 million shares, respectively	350	378	366
Capital in excess of par value	—	129	90
(Accumulated deficit)/retained earnings	(460)	4,134	1,117
Accumulated other comprehensive loss	(65)	(285)	(136)
Total shareholders' (deficit)/equity	(175)	4,356	1,437
Total liabilities and shareholders' (deficit)/equity	$49,404	$51,763	$46,735

(1) Effective for the year ending January 29, 2021, excess property amounts previously reported in other assets were reclassified to property, less accumulated depreciation. The consolidated balance sheet as of July 31, 2020, has been revised to conform with current presentation.

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	July 30, 2021	July 31, 2020
Cash flows from operating activities:
Net earnings	$5,340	$4,165
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	907	747
Noncash lease expense	252	234
Deferred income taxes	110	(14)
Loss on property and other assets – net	1	80
Share-based payment expense	115	64
Changes in operating assets and liabilities:
Merchandise inventory – net	(1,096)	(674)
Other operating assets	(203)	66
Accounts payable	1,115	5,259
Deferred revenue	511	583
Other operating liabilities	(139)	1,242
Net cash provided by operating activities	6,913	11,752

Cash flows from investing activities:
Purchases of investments	(1,635)	(1,132)
Proceeds from sale/maturity of investments	692	260
Capital expenditures	(846)	(710)
Proceeds from sale of property and other long-term assets	78	46
Other – net	(134)	(24)
Net cash used in investing activities	(1,845)	(1,560)

Cash flows from financing activities:
Net change in commercial paper	—	(941)
Net proceeds from issuance of debt	2,988	3,961
Repayment of debt	(568)	(568)
Proceeds from issuance of common stock under share-based payment plans	63	83
Cash dividend payments	(870)	(836)
Repurchases of common stock	(6,174)	(966)
Other – net	(366)	(4)
Net cash (used in) provided by financing activities	(4,927)	729

Effect of exchange rate changes on cash	4	4

Net increase in cash and cash equivalents	145	10,925
Cash and cash equivalents, beginning of period	4,690	716
Cash and cash equivalents, end of period	$4,835	$11,641

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended July 31, 2020. This measure excludes the impact of a discrete item, further described below, not contemplated in Lowe’s Business Outlook for the second quarter of fiscal 2020 to assist analysts and investors in understanding operational performance for the second quarter of fiscal 2020.

Fiscal 2020 Impacts
During fiscal 2020, the Company recognized financial impacts from the following discrete item, not contemplated in the Company's Business Outlook for the second quarter:

•Beginning in the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and in the fourth quarter of fiscal 2019, the Company announced additional actions to improve future performance and profitability of its Canadian operations. As a result of this review and related actions, in the second quarter of fiscal 2020, the Company recognized $10 million of pre-tax operating costs related to inventory write-downs and other closing costs (Canada restructuring).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	(Unaudited)
	July 31, 2020
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$3.74
Non-GAAP adjustments – per share impacts
Canada restructuring	0.01	—	0.01
Adjusted diluted earnings per share			$3.75